Exhibit 99.1

FOR IMMEDIATE RELEASE July 25, 2007

StanCorp Financial Group, Inc. Reports Second Quarter 2007 Earnings

PORTLAND, Ore. — July 25, 2007 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the second quarter of 2007 of $0.97 per diluted share, compared to $0.78 per diluted share for the second quarter of 2006. Net income for the same periods was $52.1 million and $42.9 million, respectively. After-tax net capital gains were $0.4 million for the second quarter of 2007, compared to after-tax net capital losses of $0.3 million for the second quarter of 2006.

Net income excluding after-tax net capital gains and losses increased 23.1% to $0.96 per diluted share for the second quarter of 2007, compared to $0.78 per diluted share for the second quarter of 2006 (see discussion of non-GAAP financial measures below). Results for the second quarter of 2007 reflected premium growth and comparatively favorable claims experience for the group insurance businesses as well as growth in assets under administration and increased commercial mortgage loan originations for the Asset Management segment. Also reflected in the results for the quarter was a one-time expense of $0.04 per diluted share related to severance costs in connection with the departure of the Company’s chief financial officer.

“We are pleased with our second quarter financial results, which included significant contributions from each of our segments,” said Eric E. Parsons, chairman, president and chief executive officer. “We continue to be optimistic about the growth prospects for our businesses in 2007, and we’re making good progress in meeting other objectives, as well. In May, we issued $300 million of hybrid debt. In addition, we successfully negotiated the acquisition of the assets of DPA, Inc., a Portland, Oregon based retirement plan administrator and consulting firm, which closed in July.”

Operating expenses for the second quarter of 2007 were $105.7 million compared to $88.1 million for the second quarter of 2006. The increased expenses included $11.6 million related to the operation of the additional retirement plans business acquired in the third quarter of 2006 and the one-time severance expense noted above.

Year-to-Date

Net income for the first six months of 2007 was $1.86 per diluted share, compared to net income of $1.48 per diluted share for the first six months of 2006. Net income for these same periods was $100.4 million and $81.6 million, respectively. After-tax net capital gains for the first six months of 2007 were $1.0 million, compared to after-tax net capital losses of $2.0 million for the first six months of 2006.

Net income excluding after-tax net capital gains and losses for the first six months of 2007 was $1.85 per diluted share, compared to $1.52 per diluted share for the first six months of 2006. The increase in net income per diluted share for the first six months of 2007 compared to the same period for 2006 was primarily due to premium growth and comparatively favorable claims experience in our Insurance Services segment as well as growth in assets under administration and increased commercial mortgage loan originations for the Asset Management segment. Consolidated premium growth between the same comparative periods was 5.8% and revenue growth for the Asset Management segment was 46.3%.

Guidance

The Company affirms its annual guidance range of $4.05 to $4.25 per diluted share excluding after-tax net capital gains and losses and after the effects of American Institute of Certified Public Accountants Statement of Position No. 05-1 (“SOP 05-1”), Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts.

For its annual guidance range of $4.05 to $4.25, the Company is:

•	Expecting premium growth for 2007 to be in a range of 4% to 6%,

•	Assuming the benefit ratio for 2007 will continue to be in a range of 77.5% to 79.5% for the group insurance business. Claims experience can fluctuate widely from quarter to quarter, and

•	Estimating annual growth in assets under administration of 10% to 15%, excluding the effects of acquisitions.

The Company expects its annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, will be in the range of 14% to 15%.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $72.4 million for the second quarter of 2007, compared to $60.8 million for the second quarter of 2006. Results for the second quarter of 2007 were affected by comparatively favorable claims experience in the group insurance businesses.

Premiums for the Insurance Services segment increased 6.9% to $512.9 million for the second quarter of 2007, compared to $479.7 million for the second quarter of 2006. Premiums for the second quarter of 2007 included a single premium of $19.3 million related to a reserve buyout partially offset by experience rated refunds of $13.4 million. Premiums for the second quarter of 2006 were partially offset by experience rated refunds of $5.3 million. Adjusted for these two factors, premium growth for the quarter was within our expected range of 4% to 6%. Experience rated refunds, which are refunds to certain group contract holders based on favorable claims experience, can vary greatly from quarter to quarter depending on the underlying experience of the specific contracts.

Sales for group insurance products, reported as annualized new premiums, were $58.3 million and $51.2 million for the second quarters of 2007 and 2006, respectively.

The benefit ratio for the group insurance products for the second quarter of 2007 was 79.0%, compared to 80.7% for the second quarter of 2006. The benefit ratio for the second quarter of 2007 was within the Company’s estimated range of 77.5% to 79.5% for 2007. Claims experience can fluctuate widely from quarter to quarter.

The benefit ratio for individual disability insurance was 84.2% for the second quarter of 2007, compared to 71.6% for the second quarter of 2006, reflecting comparatively higher claims experience for the second quarter of 2007. Because of the small block of individual disability insurance, the benefit ratio for this business tends to fluctuate more than that of the group insurance business. Claims experience can fluctuate widely from quarter to quarter.

The discount rate used in the second quarter of 2007 for newly-established long term disability claim reserves remained unchanged from the first quarter of 2007 at 5.50%.

Asset Management

Income before income taxes increased 50.6% to $12.2 million for the second quarter of 2007, compared to $8.1 million for the second quarter of 2006.

Revenues for this segment increased 52.1% to $78.2 million for the second quarter of 2007, compared to $51.4 million for the second quarter of 2006, primarily reflecting fees earned from higher assets under administration. Growth in assets under administration was primarily due to additional retirement plan assets acquired in July 2006, continued deposit growth and good customer retention and equity market performance in the retirement plans business.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and outside managed commercial mortgage loans, increased $1.5 billion or 7.7% to $20.5 billion at June 30, 2007 compared to December 31, 2006. StanCorp Mortgage Investors (“SMI”) originated $395.9 million and $238.2 million of commercial mortgage loans for the second quarters of 2007 and 2006, respectively. The increase in originations is primarily due to favorable interest rate conditions, distribution channel growth and increased demand from borrowers for fixed-rate commercial mortgage loans. Mortgage loans managed for other investors were $1.62 billion at June 30, 2007, a 26.8% increase compared to June 30, 2006.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $5.6 million for the second quarter of 2007, compared to a loss before income taxes of $3.1 million for the same period of 2006. The loss before income taxes for the second quarter of 2007 included a one-time expense of $0.04 per diluted share related to severance costs in connection with the departure of the Company’s chief financial officer, as well as net capital gains of $0.7 million, compared to net capital losses of $0.3 million for the second quarter of 2006. Net investment income for Other increased $1.5 million for the second quarter of 2007 compared to the second quarter of 2006 primarily due to higher levels of excess capital in 2007 compared to 2006, and investment income related to proceeds from the issuance of debt in the second quarter of 2007.

Investments

At June 30, 2007, the Company’s investment portfolio consisted of approximately 57% fixed maturity securities, 41% commercial mortgage loans, and 2% in short-term investments and real estate. The overall rating of the fixed maturity securities portfolio was A+ (Standard & Poor’s) at June 30, 2007.

Commercial mortgage loan prepayment fees were $2.4 million for the second quarter of 2007, compared to $1.9 million for the second quarter of 2006.

Shares Outstanding

Diluted weighted-average shares outstanding for the second quarters of 2007 and 2006 were 53.7 million and 55.1 million, respectively. During the second quarter of 2007, the Company repurchased 678,500 shares at a total cost of $34.3 million, a volume weighted-average price of $50.61 per common share. At June 30, 2007, the Company had approximately 5.4 million shares remaining under its current repurchase program, which expires December 31, 2008.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York,

Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of June 30, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s second quarter 2007 results on July 26, 2007, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 14, 2007.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 5224472. The replay will be available through August 3, 2007.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) losses from a disease pandemic; (xxvii) events of terrorism, natural disasters, or other catastrophic events; and (xxviii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Jodi Jordan

(971) 321-7405

E-mail: jjordan@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Dollars in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$512.9	$479.7	$1,002.7	$950.6
Asset Management	5.2	1.7	7.4	3.8

Total premiums	518.1	481.4	1,010.1	954.4

Administrative fees:
Insurance Services	1.9	2.4	3.9	4.6
Asset Management	29.4	13.0	56.8	25.7
Other	(2.9)	(2.3)	(5.8)	(4.8)

Total administrative fees	28.4	13.1	54.9	25.5

Net investment income:
Insurance Services	81.5	76.7	161.1	154.0
Asset Management	43.6	36.7	84.9	72.4
Other	5.6	4.1	8.0	10.0

Total net investment income	130.7	117.5	254.0	236.4
Net capital gains (losses)	0.7	(0.3)	1.6	(3.0)

Total revenues	677.9	611.7	1,320.6	1,213.3

Benefits and expenses:
Benefits to policyholders	409.9	385.3	791.9	767.7
Interest credited	28.0	23.7	53.6	46.3
Operating expenses	105.7	88.1	212.0	175.8
Commissions and bonuses	46.4	43.9	96.4	90.9
Premium taxes	9.3	8.5	18.2	16.8
Interest expense	6.3	4.4	10.8	8.9
Net increase in deferred acquisition costs, value of business acquired and intangibles	(6.7)	(8.0)	(15.1)	(18.3)

Total benefits and expenses	598.9	545.9	1,167.8	1,088.1

Income (loss) before income taxes:
Insurance Services	72.4	60.8	139.5	115.1
Asset Management	12.2	8.1	22.6	17.0
Other	(5.6)	(3.1)	(9.3)	(6.9)

Total income before income taxes	79.0	65.8	152.8	125.2

Income taxes	26.9	22.9	52.4	43.6

Net income	52.1	42.9	100.4	81.6

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital losses on securities available-for-sale, net	(54.8)	(42.0)	(46.2)	(108.3)
Reclassification adjustment for net capital gains included in net income, net	(1.5)	(0.7)	(1.8)	(0.9)
Defined benefit retirement plans:
Prior service cost arising during the period, net	—	—	(1.4)	—
Reclassification adjustment for amortization to net periodic pension cost, net	0.2	—	0.5	—

Total	(56.1)	(42.7)	(48.9)	(109.2)

Comprehensive income (loss)	$(4.0)	$0.2	$51.5	$(27.6)

Net income per common share:
Basic	$0.98	$0.79	$1.88	$1.50
Diluted	0.97	0.78	1.86	1.48
Weighted-average common shares outstanding:
Basic	53,195,859	54,499,280	53,311,550	54,519,935
Diluted	53,735,309	55,122,474	53,846,800	55,179,957

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2007	December 31, 2006
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,931.6	$4,786.0
Short-term investments	57.1	—
Commercial mortgage loans, net	3,517.4	3,316.0
Real estate, net	70.1	89.9
Policy loans	4.2	4.0

Total investments	8,580.4	8,195.9
Cash and cash equivalents	193.1	56.0
Premiums and other receivables	98.0	99.2
Accrued investment income	94.5	89.5
Amounts recoverable from reinsurers	922.9	913.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	301.5	342.7
Property and equipment, net	110.8	84.6
Deferred tax assets, net	15.4	—
Other assets	64.0	24.6
Separate account assets	4,361.7	3,832.5

Total assets	$14,742.3	$13,638.6

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,043.4	$4,927.6
Other policyholder funds	3,074.2	2,937.8
Deferred tax liabilities, net	—	22.9
Short-term debt	2.8	2.4
Long-term debt	561.4	261.1
Other liabilities	259.1	189.8
Separate account liabilities	4,361.7	3,832.5

Total liabilities	13,302.6	12,174.1

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
52,854,031 and 53,592,178 shares issued at June 30, 2007 and December 31, 2006, respectively	443.0	479.9
Accumulated other comprehensive loss	(57.0)	(8.1)
Retained earnings	1,053.7	992.7

Total shareholders’ equity	1,439.7	1,464.5

Total liabilities and shareholders’ equity	$14,742.3	$13,638.6

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	68.9%	70.2%	69.0%	69.5%
Individual Disability Insurance	59.3	51.3	49.2	62.9
Insurance Services segment	68.2	68.8	67.5	69.0
% of total premiums:
Group Insurance (including interest credited)	79.0%	80.7%	79.3%	80.0%
Individual Disability Insurance	84.2	71.6	68.5	89.3
Insurance Services segment	79.3	80.2	78.6	80.5

Reconciliation of non-GAAP financial measures:
Net income	$52.1	$42.9	$100.4	$81.6
After-tax net capital gains (losses)	0.4	(0.3)	1.0	(2.0)

Net income excluding after-tax net capital gains (losses)	$51.7	$43.2	$99.4	$83.6

Net capital gains (losses)	$0.7	$(0.3)	$1.6	$(3.0)
Taxes on net capital gains (losses)	0.3	—	0.6	(1.0)

After-tax net capital gains (losses)	$0.4	$(0.3)	$1.0	$(2.0)

Diluted earnings per common share:
Net income	$0.97	$0.78	$1.86	$1.48
After-tax net capital gains (losses)	0.01	—	0.01	(0.04)

Net income excluding after-tax net capital gains (losses)	$0.96	$0.78	$1.85	$1.52

Shareholders’ equity			$1,439.7	$1,373.9
Accumulated other comprehensive loss			(57.0)	(49.4)

Shareholders’ equity excluding accumulated other comprehensive loss			$1,496.7	$1,423.3

Net income return on average equity			13.8%	11.7%
Net income return on average equity (excluding accumulated other comprehensive loss)			13.5	11.8
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive loss)			13.4	12.0

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$56.6	$57.1	$113.9	$112.0
Net gain from operations after federal income taxes and before net realized capital gains (losses)	36.2	32.2	74.3	69.6

			June 30, 2007	December 31, 2006
			Unaudited
Capital and surplus			$939.4	$967.5
Asset valuation reserve			98.0	96.6